Exhibit 10.1

SONIC INNOVATIONS, INC.

Management Bonus Program

2005

MANAGEMENT BONUS PROGRAM

The Management Bonus Program (“the Program”) is designed to reward senior level managers for achieving specified Company performance goals and individual performance objectives. The Program’s objective is to motivate such senior level managers by providing an annual cash bonus opportunity.

PROGRAM SUMMARY

The Compensation Committee of the Board of Directors administers the Program. Funding for the Program is based on the performance of the Company for the year. Bonuses are calculated and distributed during the first quarter of the subsequent year, following audit of the Company’s full year results.

Bonuses are based on achievements of goals in three segments: the Company’s annual sales goal, the Company’s annual earnings per share goal, and individual performance goals. The three segments, equally weighted at one-third each, are independent. Under-achievement in one of them may reduce that segment’s bonus to zero, but would not affect the other two segments. Similarly, over-achievement in one segment may increase that portion of the bonus without affecting the other segments.

TARGETS

Targets for sales and earnings per share will be based on the Company’s operating plan and will be approved by the Compensation Committee of the Board of Directors.

BONUS LEVELS FOR ACHIEVEMENT OF PLAN

A “base bonus” will be paid ithe targets in the three segments are met. Base bonus levels for participants may vary by title and position. A listing of participants and their base bonus levels is recommended annually by the Chief Executive Officer (“CEO”) and approved by the Compensation Committee of the Board of Directors. Base salary means compensation paid during the Program year, excluding commissions, special awards and perquisites.

Actual sales and earnings per share will be as reflected in the Company’s audited financial statements. Participant’s objectives will be measurable, quantifiable and agreed to beforehand. The CEO will make the final determination of the degree of achievement for the other executives, and the Chairman of the Board of Directors will make the determination for the CEO.

OVER-ACHIEVEMENT OF PLAN

If the sales and/or the earnings per share numbers are better than the “at target” figures, the bonus for that segment will increase. Over-achievement of a participant’s individual goals may result in an increased bonus for that segment as well.

UNDER-ACHIEVEMENT OF PLAN

If the sales and/or the earnings per share numbers are worse than the “at target” figures, the bonus for that segment will decrease. There will be an appropriate decrease in bonus for under-achievement in the individual objectives segment as well. Under-achievement in any one segment may not result in forfeiture of more than 33 1/3% of a participant’s base bonus.

ELIGIBILITY

Participation in the Bonus Program will be recommended by the CEO and approved by the Compensation Committee of the Board of Directors. New employees hired during the year may be eligible to participate on a pro rata basis. Employees promoted during the year may be eligible to participate or participate at a higher award level, on a pro rata basis.

TERMINATION OF EMPLOYMENT

In the event that any participant shall cease to be a full-time employee during any year in which he/she is participating in the Program, that participant will not be entitled to a bonus payment for that Program year.

AMENDMENT OF THE PROGRAM

The Compensation Committee of the Board of Directors may, from time to time, make amendments to the Program, as it believes appropriate, and may terminate the Program at any time.

MISCELLANEOUS

Nothing contained in the Program shall be construed to confer upon any participant any right to continue in the employ of the Company or affect in any way the Company’s right to terminate a participant’s employment at any time.

SALES SEGMENT BONUS

The bonus for the segment measured by the Company’s net sales target will be 33 1/3% of the participant’s base bonus, adjusted for over/under-achievement per the schedule below. For every 1% increase in sales above target, the bonus increases by 5% of base bonus, without upper limit. For every 1% shortfall below target, the bonus decreases by 5% of base bonus, but below 94% of target it falls to zero. The bonus for this segment cannot be less than zero.

Net Sales	% of Target	% of Base Bonus
	<94%	No Bonus
-6%	94%	3.3%
-5%	95%	8.3%
-4%	96%	13.3%
-3%	97%	18.3%
-2%	98%	23.3%
-1%	99%	28.3%
Target	100%	33.3%
1%	101%	38.3%
2%	102%	43.3%
3%	103%	48.3%
4%	104%	53.3%
5%	105%	58.3%
No Limit		No Limit

EPS SEGMENT BONUS

The bonus for the segment measured by the Company’s earnings per share will be 33 1/3% of the participant’s base bonus, adjusted for over/under-achievement per the schedule below. For every $0.01 increase in earnings per share above target, the bonus increases by 5% of base bonus, without upper limit. For every $0.01 shortfall below target, the bonus decreases by 5% of base bonus, but below $0.07 of targeted earnings per share the bonus falls to zero. The bonus for this segment cannot be less than zero.

Earnings Per Share	% of Base Bonus
-$0.07	No Bonus
-$0.06	3.3%
-$0.05	8.3%
-$0.04	13.3%
-$0.03	18.3%
-$0.02	23.3%
-$0.01	28.3%
Target	33.3%
$0.01	38.3%
$0.02	43.3%
$0.03	48.3%
$0.04	53.3%
No Limit	No Limit

INDIVIDUAL PERFORMANCE SEGMENT BONUS

The CEO and each Program participant will mutually agree upon a set of objectives, whose accomplishment will determine the bonus level for this segment:

OBJECTIVE	ACHIEVEMENT LEVEL (%)
1.
2.
3.
4.

Under-achievement of objectives will result in a reduction in bonus for this segment. Over-achievement should be rare, since the goals will be set high. Should over achievement occur, the bonus may increase.

If three objectives are used, 11.1% of the participant’s base bonus will be awarded for the achievement of each objective. If all three objectives are achieved, the total award for this segment will be 33 1/3% of the participant’s base bonus.

If four objectives are used, 8.3% of the participant’s base bonus will be awarded for the achievement of each objective. If all four objectives are achieved, the total award for this segment will be 33 1/3% of the participant’s base bonus.

Objectives approved:	Date:
(Program Participant)

Objectives approved:	Date:
(Chief Executive Officer)

Achievement level approved:	Date:
(Chief Executive Officer)